Exhibit 10.1
Summary of Benefits

Benefit	Amount	Length	Maximum Cost
Office Administrative Support	Reimbursement of up to $50,000 per year	3 years	$150,000
Financial Planning	Reimbursement of up to $12,500 per year	3 years	$37,500
Gift of Company Car	Based on book value	N/A	$31,000
Health and Wellness Reimbursement	Reimbursement of up to $1,450 per year	3 years	$4,350
Approximate Total Value			$222,850